[*] indicates that a confidential portion of the text of this agreement has been omitted.


AMENDMENT NUMBER ONE TO TECHNOLOGY ACQUISITION AGREEMENT

     THIS AMENDMENT NUMBER ONE TO TECHNOLOGY ACQUISITION AGREEMENT is entered into as of December 8, 1999, by and between XOMA (US) LLC ("XOMA") and Connetics Corporation ("Connetics" or "CT").

     A. XOMA (under the name "XOMA Corporation") and Connetics (under the name "Connective Therapeutics, Inc.") are parties to a Technology Acquisition Agreement effective as of June 3, 1994 (the "XOMA/Connetics Agreement"), and an Assignment and Assumption Agreement effective as of June 3, 1994, pursuant to which XOMA assigned to Connetics and Connetics assumed XOMA's rights and obligations under that certain Research Collaboration and License Agreement between XOMA and Dr. Arthur A. Vandenbark ("Vandenbark") effective February 27, 1990 (the "1990 Research Agreement") and that certain License Agreement between XOMA and Vandenbark effective February 27, 1990 (the "1990 License Agreement") (collectively, the "Assigned Agreements").

     B. Connetics desires to assign all of its rights, title and interest in and to the Agreements to The Immune Response Corporation ("IRC") and XOMA is willing to agree to such assignment.

     C. Prior to assuming Connetics' obligations under the Assigned Agreements, IRC has requested that certain amendments be made to the Assigned Agreements, and XOMA and Connetics agree to such changes in return for consideration from IRC.

     NOW, THEREFORE XOMA and Connetics hereby agree as follows:

                                    AGREEMENT

     Section 1. Section 1 of the XOMA/Connetics Agreement is hereby amended to add the following sections:

          1.23 "Affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, greater than fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

          1.24 "New Drug Application" or "NDA" shall mean a New Drug Application, as defined in the U.S. Food, Drug and Cosmetic Act and its regulations promulgated thereunder, and any corresponding foreign application, registration or certification.

          1.25 "Pivotal Trial" shall mean a clinical trial that is designed to provide data establishing the safety and efficacy of a Product in support of an NDA, PLA or BLA.

          1.26 "Product License Application" or "PLA" shall mean a Product License Application, as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder, and any corresponding foreign application, registration or certification.

          1.27 "Valid Claim" shall mean (a) an issued claim under an issued patent within the Patent Rights, which has not (i) expired or been canceled, (ii) been declared invalid by an unreversed and unappealable decision of a court or other appropriate body of competent jurisdiction,
     (iii) been admitted to be invalid or unenforceable through reissue, disclaimer otherwise, or (iv) been abandoned, and (b) a claim of a patent application included within the Patent Rights as of the Effective Date.

     Section 2. Section 1.2 of the XOMA/Connetics Agreement is hereby amended to read in its entirety as follows:

          1.2 "Agreement" shall mean this Technology Acquisition Agreement dated as of June 3, 1994, as amended December 8, 1999.

     Section 3. Section 1.3 of the XOMA/Connetics Acquisition Agreement is hereby amended to read in its entirety as follows:

          1.3 "Assignment and Assumption Agreement" shall mean the agreement whereby XOMA assigned to CT its rights under and CT assumes XOMA's obligations under the Vandenbark License Agreement as provided in Section
     3.3 which is attached as Exhibit A to the XOMA/Connetics Agreement and incorporated by reference therein.

     Section 4. Section 1.6 of the XOMA/Connetics Agreement is hereby deleted.

     Section 5. Section 1.9 of the XOMA/Connetics Agreement is hereby deleted.

     Section 6. Section 1.10 of the XOMA/Connetics Agreement is hereby amended to read in its entirety as follows:

          1.10 "Net Sales" shall mean, with respect to any Product, the invoiced sales price of such Product billed by CT, its Affiliates or licensees of the TCR Technology to customers who are not Affiliates, less (to the extent incurred and absorbed by CT, its Affiliates or any such licensee) (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers for spoiled, damaged, out-dated, rejected or returned Product; (b) transportation and insurance costs incurred in transporting such Product in final form to such customers; (c) actual cash, quantity and trade discounts, rebates and other price adjustments or reduction programs; (d) sales, use, value-added and other direct taxes, or any other governmental charge imposed upon the production, importation, use or sale of the Product; (e) customs, duties, surcharges and other governmental charges incurred in the exportation or importation of such Product; and (f) bad debts accruals.

     Section 7. Section 1.13 of the XOMA/Connetics Agreement is hereby amended to read in its entirety as follows:

          1.13 "Patents" shall mean (a) all United States and foreign (including regional authorities such as the European Patent Office) regular or provisional patent applications and issued patents listed on Schedule A;
     (b) all United States and foreign patents that have issued or issue from such patent applications, including utility, model and design patents and certificates of invention; (c) all divisionals, continuations, continuations-in-part, reissues, reexaminations, renewals, extensions or additions to any such patents and patent applications described in clauses
     (a) or (b) above.

     Section 8. Section 1.14 of the XOMA/Connetics Agreement is hereby deleted.

     Section 9. Section 1.16 of the XOMA/Connetics Agreement is hereby amended to read in its entirety as follows:

          1.16 "Product" shall mean a composition or a product the manufacture, use, offer for sale, sale or import of which is within the scope of a Valid Claim.

     Section 10. Section 1.18 of the XOMA/Connetics Agreement is hereby amended to read in its entirety as follows:

          1.18 "TCR Related Improvements" shall mean all technology and know-how developed by or on behalf of CT prior to December 8, 1999, to the extent such technology and know-how are related to the TCR Technology, other than TCR Sole Improvements.

     Section 11. Section 1.19 of the XOMA/Connetics Agreement is hereby amended to read in its entirety as follows:

          1.19 "TCR Sole Improvements" shall mean all technology and know-how developed by or on behalf of CT prior to December 8, 1999, to the extent such technology and know-how are improvements of the TCR Technology and may have applications related to the TCR Technology.

     Section 12. Section 1.20 of the XOMA/Connetics Agreement is hereby amended to read in its entirety as follows:

          1.20 "TCR Technology" shall mean the Patents and all other technology and know-how developed, owned or controlled by XOMA, including that technology acquired by XOMA pursuant to the Vandenbark Agreements and that technology described in Exhibit E to this Agreement.

     Section 13. Section 1.21 of the XOMA/Connetics Agreement is hereby amended to read in its entirety as follows:

          1.21 "Vandenbark License Agreements" shall mean the Research Collaboration and License Agreement, between Dr. Vandenbark and XOMA dated as of February 27, 1990, and any and all amendments thereto.

     Section 14. Article 2 of the XOMA/Connetics Agreement is hereby amended to read in its entirety as follows:

     2. Assignment of TCR Technology.

          Subject to the terms and conditions of, and for the consideration set forth in this Agreement, XOMA, effective as of the Closing, did sell, convey, assign, transfer and deliver to CT and CT shall purchase and acquire from XOMA all right, title and interest in and to the TCR Technology, including without limitation the right to sue for and collect upon past infringements (the "Assignment"). The Assignment includes the right to all preclinical and clinical data related to a Product, which XOMA owned or controlled as of the Closing. XOMA agrees to execute and deliver to CT all instruments necessary to evidence and document such Assignment to CT as set forth in Section 6.5. XOMA hereby appoints CT its attorney-in-fact to execute and deliver on behalf of XOMA all such instruments upon XOMA's breach of its obligations under this Section 2, which breach is not cured within 30 days of receipt by XOMA of written notice from CT.

     Section 15. Section 3.2 of the XOMA/Connetics Agreement is hereby deleted.

     Section 16. Section 3.3 of the XOMA/Connetics Agreement is hereby amended to read in its entirety as follows:

          3.3 Assumption of Vandenbark License Agreement. As partial consideration for the purchase of the TCR Technology, CT shall assume and agree to perform all of the obligations of XOMA under the Vandenbark License Agreement; and, at Closing, CT shall execute and deliver to XOMA for delivery to Vandenbark the Assignment and Assumption Agreement in the form attached as Exhibit A to this Agreement. From and after the Closing Date, CT shall indemnify and hold harmless (except as set forth below) XOMA from all claims of loss or damage of any nature whatsoever arising out of or in connection with the Vandenbark License Agreement; provided, however, that XOMA shall indemnify and hold harmless CT from all claims of loss or damage of any nature whatsoever arising out of or in connection with any breach by XOMA of its obligations under the Vandenbark License Agreement.

     Section 17. Section 5.1 of the XOMA/Connetics Agreement is hereby amended to read in its entirety as follows:

          5.1 Amount of Royalty.

          5.1.1 CT shall pay XOMA a royalty equal to [*] of Net Sales in each country where Products are sold by CT, its Affiliates and licensees.

          For purposes of Connetics' royalty obligations pursuant to Section 5.1.1, in the event that Connetics materially narrows the scope of or abandons a claim within the Patent Rights, then the narrowed claim in the form existing as of the Effective Date or the abandoned claim in the form existing as of the Effective Date, as applicable, shall be considered a Valid Claim with respect to such Product for purposes of this Agreement for a period of [*] after the first commercial sale of such Product. Notwithstanding the foregoing, Connetics shall not abandon claims within the Patent Rights prior to [*].

     Section 18. Section 5.2 of the XOMA/Connetics Agreement is hereby amended to read in its entirety as follows:

          5.2 Term of Royalty Payments. Royalty payments shall continue to accrue and be payable with respect to Net Sales of Products and will automatically expire on a country-by-country basis on the later of (i) [*] from first commercial sale of a Product in any country or (ii) the expiration (or revocation) of the last to expire (or be revoked) of the Valid Claims in such country with respect to a Product.

     Section 19. Section 5.3 of the XOMA/Connetics Agreement is hereby deleted.

     Section 20. Section 5.4 of the XOMA/Connetics Agreement is hereby amended to read in its entirety as follows:

          5.4 Reports. During the term of this Agreement following the first commercial sale of a Product by CT or its Affiliates, or the grant of a sublicense hereunder by CT or its Affiliates, CT shall furnish to XOMA a quarterly written report showing in reasonably specific detail the calculation of amounts payable, if any, which shall have accrued hereunder during the reporting period. With respect to sales of Products invoiced or revenues received in United States dollars, all amounts shall be expressed in United States dollars. With respect to sales of Products invoiced or revenues received in a currency other than United States dollars, all amounts shall be expressed in the domestic currency of the party making the sale together with the United States dollar equivalent of the amounts payable, calculated using the average closing buying rate for such currency published in the United States Western Edition of The Wall Street Journal under the heading "Currency Trading - Exchange Rates" on the last business day of each month in the quarter prior to the date of payment. Reports shall be due on the thirtieth (30th) day following the close of each calendar quarter. CT shall keep complete and accurate records in sufficient detail to properly permit the calculation of amounts payable hereunder to be determined.

     Section 21. Section 5.5 of the XOMA/Connetics Agreement is hereby amended to read in its entirety as follows:

          5.5 Exchange Control. If at any time legal restrictions prevent the prompt remittance by CT of part or all amounts with respect to any country where a Product is sold, the parties shall use their reasonable commercial efforts, in cooperation with the applicable authorities in such country or otherwise, to facilitate payment of all royalties affected thereby. If, notwithstanding the good faith efforts of the parties, such remittance is prevented, CT shall have the right, in its sole discretion, to make such payments by depositing the amount thereof in local currency to XOMA's account in a bank or other depository institution in such country.

     Section 22. Section 5.6 of the XOMA/Connetics Agreement is hereby amended to read in its entirety as follows:

          5.6 Records. CT shall keep for four (4) years from the date of each payment of amounts due pursuant to Section 5.1 complete and accurate records of sales and all other information necessary to calculate Net Sales of each Product in sufficient detail to allow the accrued royalties to be determined accurately. XOMA shall have the right to cause an independent, certified public accounting firm of nationally recognized standing (who has executed a confidentiality agreement with CT reasonably acceptable to CT) to audit such records at the place or places of business where such records are customarily kept in order to verify the accuracy of the reports of Net Sales and payments for the preceding four years. Such audits may be exercised during normal business hours once a year upon 30 days' advance written notice to CT. The accounting firm shall disclose to XOMA only whether the reports are correct or not and the specific details concerning any discrepancies. No other information shall be shared. XOMA shall bear the full cost of such audit unless such audit discloses a variance of more than 5% from the amount of the payments due under Section 4.1 of this Agreement, in which event, CT shall bear the full cost of such audit and shall pay to XOMA the amount payable. XOMA shall not disclose confidential information concerning payments and reports, and all information learned in the course of any audit or inspection unless such information is or becomes publicly known or available (unless such information becomes publicly known or available through breach of this Agreement), except to the extent necessary for XOMA to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law.

     Section 23. Section 5.7 of the XOMA/Connetics Agreement is hereby deleted.

     Section 24. Section 6.1 of the XOMA/Connetics Agreement is hereby amended to read in its entirety as follows:

          6.1 CT hereby assumes sole responsibility for the prosecution, maintenance, enforcement and defense of the Patent Rights and the TCR Technology. CT shall use its commercially reasonable efforts to prosecute and maintain the Patent Rights consistent with CT's patent practices. XOMA shall assist CT, to the extent of any reasonable request of CT and at CT's expense, in CT's prosecution and maintenance of the Patent Rights in any and all countries, and to vest title thereto in CT or its successors and assigns. CT shall reimburse XOMA for all Costs incurred by XOMA under this
     Section 6.1; provided, however, that such assistance by XOMA which is reasonable and not costly shall be without charge to CT.

     Section 25. Section 6.2 of the XOMA/Connetics Agreement is hereby deleted.

     Section 26. Section 6.3 of the XOMA/Connetics Agreement is hereby deleted.

     Section 27. Section 7 of the XOMA/Connetics Agreement is hereby amended to read in its entirety as follows:

          7. Diligence Milestones.

          7.1 CT shall use its commercially reasonable efforts to commence (or to cause its Affiliate or licensee of the TCR Technology to commence) the first Pivotal Trial of a Product on or before [*]. For purposes of this provision, "commence" shall mean the date the first patient is enrolled. CT shall use its commercially reasonable efforts to submit (or to cause its Affiliate or licensee of the TCR Technology to submit) an NDA, PLA or BLA to the FDA by or before [*] .

          7.2 If CT is unable to achieve either of the diligence milestones prior to the applicable dates set forth in Section 7.1 for reasons outside of CT's reasonable control, CT shall prepare and submit to XOMA a reasonable plan for the continued diligent development of Products and a revised schedule for achieving the remaining diligence milestones (which shall extend the applicable dates to accommodate the delay caused by such reasons outside of CT's reasonable control).

          7.3 If (a) CT is unable to achieve either of the diligence milestones prior to the applicable dates set forth in Section 7.1 other than for reasons outside of CT's control, or (b) CT is unable to achieve remaining diligence milestones prior to the revised schedule submitted under Section 7.2, CT shall either (i) at its option in its sole discretion, make a one-time payment to XOMA of [*], or (ii) otherwise, convey to XOMA CT's rights in the TCR Technology and TCR Sole Improvements (and transfer to XOMA of the know-how within the TCR Technology and TCR Sole Improvements). In either event, CT shall have no further diligence obligations under this Agreement.

     Section 28. Section 10 of the XOMA/Connetics Agreement is hereby deleted in its entirety.

     Section 29. Section 15.2 of the XOMA/Connetics Agreement is hereby deleted.

     Section 30. During the term of the XOMA/Connetics Agreement, neither XOMA nor any of its Affiliates shall take any action or initiate any proceeding to prevent the issuance of, invalidate, revoke or otherwise render unenforceable any of the Patent Rights (as defined in the Assignment Agreement dated as of December 8, 1999, between IRC and Connetics). Within ninety (90) days after the date hereof, XOMA and its Affiliates shall terminate, dismiss and withdraw all such actions and proceedings which were taken or initiated by it or any of its Affiliates on or before the date hereof.

     Section 31. Without limiting the rights and remedies of IRC at law, in equity or otherwise, if XOMA or any of its Affiliates (a) takes during the term of the XOMA/Connetics Agreement any action or initiates any proceeding to prevent the issuance of, invalidate, revoke or otherwise render unenforceable any of the Patent Rights (as defined in the Assignment Agreement dated as of December 8, 1999, between IRC and Connetics), or (b) fails within ninety (90) days after the date hereof to terminate, dismiss and withdraw any such action or proceeding which was taken or initiated by it or any of its Affiliates on or before the date hereof, then, if IRC is not itself in material breach of the XOMA/Connetics Agreement or the IRC/XOMA Agreement, within ten (10) days after written notice from IRC, (x) XOMA shall refund to IRC all amounts paid by IRC to XOMA under the Agreement dated as of the date hereof, between IRC and XOMA (the "IRC/XOMA Agreement"); (y) XOMA shall sell, assign and transfer to IRC (at no cost to IRC) the number of shares of Common Stock of IRC issued to XOMA under
Section 3.1.2 of the IRC/XOMA Agreement (or if XOMA no longer owns the IRC shares, XOMA shall pay to IRC an amount equal to the full amount of consideration received for the sale of such shares); and (z) IRC shall have no further obligation to pay any amounts to XOMA under the XOMA/Connetics Agreement or the IRC/XOMA Agreement.

     Section 32. Without limiting the rights and remedies of IRC at law, in equity or otherwise, if Connetics, Vandenbark or any of their respective Affiliates (a) takes during the term of the XOMA/Connetics Agreement any action or initiates any proceeding to prevent the issuance of, invalidate, revoke or otherwise render unenforceable any of the Patent Rights (as defined in the Assignment Agreement dated as of December 8, 1999, between IRC and Connetics), or (b) fails within ninety (90) days after the date hereof to terminate, dismiss and withdraw any such action or proceeding which was taken or initiated by it or any of its Affiliates on or before the date hereof, then, if IRC is not itself in material breach of the XOMA/Connetics Agreement or the IRC/XOMA Agreement, IRC shall have no further obligation to pay any amounts to XOMA under Section
3.1.1 of the IRC/XOMA Agreement.

     Section 33. IRC shall be a third party beneficiary of the provisions of Sections 30, 31 and 32 of this Amendment.

     Section 34. Except as specifically modified or amended hereby, the XOMA/Connetics Agreement shall continue in full force and effect and, as so modified or amended, is hereby ratified, confirmed and approved. No provision of this Amendment may be modified or amended except expressly in a writing signed by both parties nor shall any terms be waived except expressly in a writing signed by the party charged therewith. This Amendment shall be governed in accordance with the laws of the State of California, without regard to principles of conflicts of laws.

         IN WITNESS WHEREOF, XOMA and Connetics have entered into this Amendment Number One to Technology Acquisition Agreement as of the date first written above.

"XOMA"                                 "Connetics"

XOMA (US) LLC                          Connetics Corporation
                                       a Delaware corporation


By:____________________________        _____________________________________
     Name:                             Thomas G. Wiggans
     Title:                            President and Chief Executive Officer